EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PennCorp Financial Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-13285) on Form S-3 and (Nos. 333-48629, 333-48631 and 333-48637) on Form S-8
of PennCorp Financial Group, Inc. of our reports included herein relating to the consolidated balance sheets of PennCorp Financial Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, and to the reference to our firm under the heading "Experts" in the prospectus related to the Form S-3 registration statement.

Our report dated April 10, 2000 contains an explanatory paragraph that states that PennCorp Financial Group, Inc. filed a voluntary petition for relief under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. PennCorp Financial Group, Inc. has filed a plan of reorganization and will seek confirmation of the Recapitalization Plan by the Bankruptcy Court. Should the recapitalization plan not be approved by the Bankruptcy Court, be delayed or not be consummated, PennCorp Financial Group, Inc. may have to sell assets or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements or related notes. These factors raise substantial doubt about PennCorp Financial Group, Inc.'s ability to continue as a going concern. The 1999 consolidated financial statements and the financial statement schedules do not include any adjustments that might result from the outcome of these uncertainties.

                                    KPMG LLP




Dallas, Texas
April 10, 2000